Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS
PROVIDES SECOND HALF AND UPDATED FISCAL 2023 GUIDANCE

Dublin, California, August 17, 2023 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended July 29, 2023 of $1.32 on net income of $446 million. These results compare to $1.11 per share on net earnings of $385 million for the 13 weeks ended July 30, 2022. Sales for the second quarter of 2023 were $4.9 billion versus $4.6 billion in the prior year period. Comparable store sales were up 5% versus down 7% in the second quarter of 2022.

For the six months ended July 29, 2023, earnings per share were $2.41 on net income of $818 million. These results compare to earnings per share of $2.08 on net earnings of $723 million in the first half of 2022. Sales for the first six months of 2023 were $9.4 billion, with comparable store sales up 3% versus down 7% in the first half of 2022.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with our second quarter results, with both sales and earnings well above our expectations. Along with easing inflationary pressures, customers responded well to our improved value offerings throughout our stores. Second quarter operating margin was flat to last year at 11.3%.”

She continued, “During the second quarter, we repurchased 2.2 million shares of common stock for an aggregate price of $230 million. As previously announced, we expect to buy back $950 million of common stock this year under our two-year $1.9 billion repurchase program that extends through fiscal 2023.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Second Half and Updated Fiscal 2023 Guidance

Looking ahead, Ms. Rentler commented, “Despite the recent moderation in inflation, our low-to-moderate income customer continues to face persistently higher costs on necessities. As such, we believe it is prudent to continue to plan the business cautiously. However, given our improved second quarter performance, we are raising our second half sales and earnings outlook. We are now planning comparable store sales for the third and fourth quarters of 2023 to be up 2% to 3% and up 1% to 2%, respectively. Based on these assumptions, same store sales for the 52 weeks ending January 27, 2024 are forecast to be in the range of up 2% to 3%.”

She continued, “If the second half performs in line with these updated sales assumptions, earnings per share for the third quarter are projected to be $1.16 to $1.21 versus $1.00 last year and $1.58 to $1.64 for the fourth quarter, compared to $1.31 in 2022. Based on our first half results and second half guidance, earnings per share for the 53 weeks ending February 3, 2024 are now planned to be in the range of $5.15 to $5.26 versus $4.38 last year. Incorporated in this updated guidance range is an estimated benefit to earnings per share of approximately $0.16 from the 53rd week in fiscal 2023.”

Ms. Rentler concluded, “Moving forward, we remain focused on delivering the most compelling bargains possible while also carefully managing our expenses and inventory to maximize our potential for both sales and earnings growth. Longer-term, we believe the rigorous execution of our off-price business model will allow us to consistently deliver solid results.”

The Company will host a conference call on Thursday, August 17, 2023 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the second half and fiscal year 2023. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13740437 until 8:00 p.m. Eastern time on August 24, 2023, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, liquidity, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation, interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions (including the current Russia-Ukraine conflict), the COVID-19 pandemic, and other public health and public safety issues, that affect our costs, consumer confidence, and consumer disposable income; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned new store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; possible volatility in our revenues and earnings; a public health or public safety crisis, demonstrations, or a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2022 and fiscal 2023 Form 8-Ks and 10-Q on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,722 locations in 41 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 339 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

Sales	$4,934,905	$4,583,009	$9,429,591	$8,916,109

Costs and Expenses
Cost of goods sold	3,569,367	3,399,535	6,861,973	6,595,981
Selling, general and administrative	807,898	667,063	1,554,120	1,336,559
Interest (income) expense, net	(37,214)	10,667	(68,611)	28,363
Total costs and expenses	4,340,051	4,077,265	8,347,482	7,960,903

Earnings before taxes	594,854	505,744	1,082,109	955,206
Provision for taxes on earnings	148,535	121,227	264,599	232,244
Net earnings	$446,319	$384,517	$817,510	$722,962

Earnings per share
Basic	$1.33	$1.11	$2.42	$2.09
Diluted	$1.32	$1.11	$2.41	$2.08

Weighted-average shares outstanding (000)
Basic	336,231	344,884	337,140	345,969
Diluted	337,932	346,106	339,003	347,470

Store count at end of period	2,061	1,980	2,061	1,980

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	July 29, 2023	July 30, 2022
Assets

Current Assets
Cash and cash equivalents	$4,583,606	$3,903,670
Accounts receivable	175,410	167,503
Merchandise inventory	2,300,063	2,716,878
Prepaid expenses and other	214,673	197,020
Total current assets	7,273,752	6,985,071

Property and equipment, net	3,310,605	2,929,774
Operating lease assets	3,164,685	3,025,814
Other long-term assets	238,260	239,263
Total assets	$13,987,302	$13,179,922

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,150,999	$2,085,680
Accrued expenses and other	689,866	611,186
Current operating lease liabilities	668,028	647,504
Accrued payroll and benefits	435,300	300,611
Income taxes payable	25,449	—
Total current liabilities	3,969,642	3,644,981

Long-term debt	2,458,615	2,454,413
Non-current operating lease liabilities	2,653,632	2,525,512
Other long-term liabilities	231,945	231,285
Deferred income taxes	218,726	196,780

Commitments and contingencies

Stockholders’ Equity	4,454,742	4,126,951
Total liabilities and stockholders’ equity	$13,987,302	$13,179,922

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	July 29, 2023	July 30, 2022
Cash Flows From Operating Activities
Net earnings	$817,510	$722,962
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	197,924	189,181
Stock-based compensation	72,492	62,874
Deferred income taxes	1,667	59,138
Change in assets and liabilities:
Merchandise inventory	(276,568)	(454,605)
Other current assets	(60,431)	(71,290)
Accounts payable	144,775	(288,454)
Other current liabilities	235,490	(265,399)
Income taxes	(24,152)	(13,941)
Operating lease assets and liabilities, net	5,172	4,660
Other long-term, net	2,402	(1,391)
Net cash provided by (used in) operating activities	1,116,281	(56,265)

Cash Flows From Investing Activities
Additions to property and equipment	(363,459)	(243,346)
Net cash used in investing activities	(363,459)	(243,346)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	12,358	11,892
Treasury stock purchased	(38,435)	(38,634)
Repurchase of common stock	(464,890)	(475,000)
Dividends paid	(228,799)	(217,193)
Net cash used in financing activities	(719,766)	(718,935)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	33,056	(1,018,546)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,612,241	4,982,382
End of period	$4,645,297	$3,963,836

Reconciliations:
Cash and cash equivalents	$4,583,606	$3,903,670
Restricted cash and cash equivalents included in prepaid expenses and other	12,955	11,432
Restricted cash and cash equivalents included in other long-term assets	48,736	48,734
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,645,297	$3,963,836

Supplemental Cash Flow Disclosures
Interest paid	$40,158	$40,158
Income taxes paid	$287,084	$187,047